FIRST AMENDMENT TO
NOTE PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of February 20, 2015, by and among C.H. Robinson Worldwide, Inc., a Delaware corporation (the “Company”), The Prudential Insurance Company of America and the other holders of Notes (as defined in the Note Agreement defined below) that are signatories hereto (together with their successors and assigns, the “Noteholders”).
W I T N E S S E T H:
WHEREAS, the Company and the Noteholders are parties to a certain Note Purchase Agreement, dated as of August 23, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement), pursuant to which the Noteholders have purchased Notes from the Company;
WHEREAS, the Company has requested that the Noteholders amend certain provisions of the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to do so;
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:
1.Amendments.
(a)Section 1 of the Note Agreement is amended by adding the following as a new paragraph at the end of Section 1:
If the Leverage Holiday pursuant to Section 10.6(a)(ii) has been exercised, the interest rate payable on the Notes shall be increased by 0.50% per annum (the “Incremental Interest”) during the Leverage Holiday Period. All Notes shall be deemed amended as of the First Amendment Date to reflect the inclusion of Incremental Interest on the terms set forth in the preceding sentence.

(b)     Section 8.8 of the Note Agreement is amended by replacing subsection (f) of such Section in its entirety with the following:
(f)    Certain Definitions. “Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company on a fully diluted basis; or (ii) if, within any twelve-month period, individuals who at the beginning of such period were directors of the Company (together with any new directors whose election by the board of directors of the Company or whose nomination for election by the stockholders of the

Company was approved by a vote of the majority of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute at least a majority of the board of directors of the Company.
(c)        Section 8.9 of the Note Agreement is amended by replacing the reference to “Section 10.7(e)” in the first paragraph of such Section with “Section 10.7(f)”.
(d)     Section 9.1 of the Note Agreement is amended by (i) adding “, Sanctions (as such term is defined in the Credit Agreement)” immediately following the reference to “the USA PATRIOT Act” and (ii) adding the following at the end of Section 9.1:
The Company will maintain in effect and use commercially reasonable efforts to enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (as such term is defined in the Credit Agreement).
(e)     Section 10.5 of the Note Agreement is amended by deleting “and” at the end of subsection (j), re-lettering subsection (k) as subsection (l), replacing the references to “Section 10.5(k)” in subsection (l) with “Section 10.5(l)”, and inserting the following as subsection (k):
(k)    Liens incurred in connection with any transfer of an interest (whether characterized as the grant of a security interest or the transfer of ownership) in Receivables or related assets as part of a Qualified Receivables Transaction; provided that the sum of the aggregate amount of Receivables Transaction Attributed Indebtedness plus Consolidated Priority Debt does not exceed 20% of Consolidated Total Assets immediately after giving effect to any such transfer or Qualified Receivables Transaction.
(f)    Section 10.6 of the Note Agreement is amended by replacing such Section in its entirety with the following:
Section 10.6. Financial Covenants.
(a)    Leverage Ratio.
(i)    Prior to the Credit Agreement Covenant Release Date, the Company will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated Total Capitalization to be greater than 0.65 to 1.00.
(ii)    On and after the Credit Agreement Covenant Release Date, the Company will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 3.00 to 1.00; provided that, if the Leverage Holiday has been exercised and the request therefor has been given effect, the

Company will not permit the Leverage Ratio, determined as of the end of each of four consecutive fiscal quarters beginning with the fiscal quarter in which the Leverage Holiday is exercised, to be greater than 3.50 to 1.00. For the avoidance of doubt, after the Leverage Holiday Period ends, the Leverage Ratio required under this Section 10.6(a)(ii) will revert to 3.00 to 1.00.
(b)    Interest Coverage Ratio. The Company will not permit the ratio, determined as of the end of each of its fiscal quarters for the twelve-month period then ending, of (i) Consolidated EBIT to (ii) Consolidated Interest Expense to be less than 2.00 to 1.00.
(c)    Priority Debt Ratio. The Company will not permit, as of the end of each of its fiscal quarters, Consolidated Priority Debt to exceed 15% of Consolidated Total Assets. The Company will not permit the sum of the aggregate amount of Receivables Transaction Attributed Indebtedness plus Consolidated Priority Debt to exceed 20% of Consolidated Total Assets immediately after giving effect to the incurrence of any Consolidated Priority Debt.
(d)    Most Favored Lender Status. (i) Notwithstanding the foregoing or anything to the contrary set forth herein, if, after the First Amendment Effective Date (i) any financial covenant set forth in the Material Credit Facility or any other agreements, documents and instruments delivered in connection therewith (together with all definitions and relative components used therein) becomes more restrictive than any corresponding financial covenant set forth in this Section 10.6 (including any financial covenants added hereto after the First Amendment Effective Date) or (ii) any additional financial covenant is added to the Material Credit Facility (each additional, or amended and more restrictive, financial covenant, being an “Additional Financial Covenant”), then this Agreement automatically, and without any further action by the Company or any other party hereto, shall be amended to apply such more restrictive financial covenant (or such additional financial covenant, as applicable) set forth in the Material Credit Facility in lieu of (or in addition to, as the case may be) such financial covenant set forth in this Section 10.6. The Company shall promptly (and in any event within three (3) Business Days) notify the holders of the Notes of any such modification and shall promptly deliver all amendment documentation reasonably requested by the holders of the Notes to give further effect to such modifications hereunder.
(ii)     If after the date of execution of any amendment or other agreement implementing an Additional Financial Covenant, such Additional Financial Covenant is excluded, terminated, loosened, relaxed, amended or otherwise modified under the Material Credit Facility, then and in such event any such Additional Financial Covenant theretofore included in this Agreement pursuant to the requirements of this Section 10.6(d) shall then and thereupon, without any further action on the part of the Company or any of the holders of the Notes, be so excluded, terminated, loosened, relaxed, amended or otherwise modified; provided that (1) if a Default or Event of Default shall have occurred and be continuing at the time any such Additional Financial Covenant is to be so excluded, terminated, loosened, relaxed, amended or otherwise modified under this Section 10.6(d), the prior written consent of the Required Holders shall be required as a condition to the exclusion, termination, loosening, relaxation, tightening, amendment or other modification of any such Additional Financial Covenant and (2) in no event shall the financial covenants contained in this Agreement as in effect on the First Amendment Date be deemed or construed to be excluded, terminated, loosened, relaxed or otherwise made less restrictive by operation of the terms of this Section 10.6(d)(ii), and only any such Additional Financial Covenant shall be so excluded, terminated, loosened, relaxed, amended or otherwise modified pursuant to the terms hereof. The Company shall promptly (and in any event within three (3) Business Days) notify the holders of the Notes of any such modification and shall promptly deliver all amendment documentation reasonably requested by the holders of the Notes to give further effect to such modifications hereunder.
(iii) To the extent that (1) lenders under the Material Credit Facility receive any fee or other compensation for agreeing or consenting to any action described in clause (ii) above in respect of any Additional Financial Covenant, (2) as a result, pursuant to clause (ii) above, the corresponding Additional Financial Covenant, as incorporated into this Agreement, is similarly excluded, terminated, loosened, relaxed, amended, or otherwise modified, and (3) the Company has not otherwise paid the holders of the Notes fees in connection with such action, then the Company shall pay the holders of the Notes equivalent fees and compensation based upon their pro rata holdings of Notes.
(g) Section 10.7 of the Note Agreement is amended by deleting “and” at the end of subsection (d), re-lettering subsection (e) as subsection (f) and inserting the following as subsection (e):
(e)    Any transfer of an interest (whether characterized as the grant of a security interest or the transfer of ownership) in Receivables and related assets as part of a Qualified Receivables Transaction;
(h)    Schedule A of the Note Agreement is amended by adding the following definitions in the appropriate alphabetical order:
“Additional Financial Covenant” is defined in Section 10.6(d)(i).
“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash expenses related to stock based compensation, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or gains realized other than in the ordinary course of business, (2) interest income, (3) income tax credits and refunds (to the extent not netted from tax expense), (4) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four (4) consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto on a basis approved by the Required Holders in their reasonable credit judgment as if such Material Acquisition occurred on the first day of such Reference Period.
“Credit Agreement Covenant Release Date” means the date on which (x) the financial covenant contained in the Credit Agreement testing the Consolidated Funded Indebtedness to Consolidated Total Capitalization shall have been removed and replaced with a financial covenant testing the Leverage Ratio and (y) the Leverage Ratio test contained in the Credit Agreement shall be no more restrictive than the financial covenant set forth in Section 10.6(a)(ii).
“First Amendment Effective Date” means February 20, 2015.
“Incremental Interest” is defined in Section 1.
“Leverage Holiday” means, in connection with a Leveraged Acquisition, the Company’s request (sent by the Company at least 10 days prior to consummating such Leveraged Acquisition) to increase the Leverage Ratio above 3.00 to 1.00 to the level set forth in the proviso in Section 10.6(a)(ii); provided, that (x) only one Leverage Holiday shall be given effect during any five-year period, (y) no Default or Event of Default shall be in existence immediately before or after the consummation of such acquisition and (z) such request shall be given effect concurrently with the consummation of such acquisition.
“Leverage Holiday Period” means the period commencing on the date that the Leveraged Acquisition is consummated and continuing through and including the last day of the fourth consecutive fiscal quarter ending thereafter, inclusive of the fiscal quarter in which the Company requests such Leverage Holiday; provided, however, that notwithstanding the foregoing, in the event the Company gives written notice to the holders of the Notes not less than 10 days prior to the end of the second or third fiscal quarter ending date subsequent to the consummation of the Leveraged Acquisition requesting the termination of the Leverage Holiday Period, the Leverage

Holiday Period shall terminate (and, accordingly, the Incremental Interest shall cease to accrue) as of the last day of the such second or third fiscal quarter ending date, as the case may be.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date to (ii) Consolidated EBITDA for the four fiscal quarters ended on such date.
“Leveraged Acquisition” means an acquisition by the Company or any Subsidiary which is not prohibited by this Agreement.
“Qualified Receivables Entity” means a newly-formed Subsidiary or other special-purpose entity which engages solely in activities in connection with Qualified Receivables Transactions.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which the Company or any Subsidiary may sell, convey or otherwise transfer to a Qualified Receivables Entity, or any other Person, any interest (whether characterized as the grant of a security interest or the transfer of ownership) in any Receivables and rights related thereto, whether such transaction or series of transactions constitutes a secured loan or credit facility, a true sale of assets to a Qualified Receivables Entity or other Person, or otherwise, provided that (i) the documents evidencing such transaction or series of transactions are acceptable to the Required Holders in their reasonable discretion, and (ii) the Receivables Transaction Attributed Indebtedness outstanding at any one time does not exceed $250,000,000.
“Receivable” means any right to the payment of a monetary obligation now or hereafter owing to the Company or any Subsidiary, whether evidenced by or constituting an account, instrument, chattel paper or general intangible.
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
(i)    The definition of “Consolidated Priority Debt” set forth in Schedule A of the Note Agreement is amended by (x) replacing the reference to “Section 10.5(k)” in subsection (a) thereof with “Section 10.5(l)” and (y) replacing the reference to “Section 10.5(j)” in subsection (b)(vi) thereof with “Section 10.5(k)”.

(j)    Schedule A of the Note Agreement is further amended by replacing the definitions of “Credit Agreement”, “Default Rate” and “Indebtedness” with the following:

“Credit Agreement” means that certain Credit Agreement dated as of October 29, 2012, among the Company, the lending institutions listed on the signature pages thereof, and their respective successors and assigns, and U.S. Bank National Association, a national banking association, as LC Issuer, Swing Line Lender and Administrative Agent, including any renewals, extensions, amendments, replacements or refinancing thereof.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes (such effective rate of interest to include any Incremental Interest pursuant to Section 1) or (ii) 2% over the rate of interest publicly announced by JPMorganChase Bank, N.A. in New York, New York as its “base” or “prime” rate.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and contingent earn-out obligations), (iii) Indebtedness, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other similar instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property (other than the withholding of securities under employee incentive plans), (vi) Capitalized Lease Obligations, (vii) obligations of such Person as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person in respect of Indebtedness, (ix) Receivables Transaction Attributed Indebtedness and (x) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts.

2.Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the holders of the Notes hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders), and (ii) each of the following documents:
(a)     executed counterparts to this Amendment from the Company, each of the Guarantors and the Noteholders;

(b)    a duly executed copy of the Credit Agreement, in form and substance satisfactory to the Noteholders;
(c)     a duly executed certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Amendment, (ii) the Company’s organizational documents as then in effect (or certifying that there have been no changes or modifications thereof to the documents delivered pursuant to Section 4.3(b) of the Note Agreement and (iii) a good standing certificate (or analogous documentation if applicable) for the Company from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction; and
(d)     a written opinion of counsel to the Company and Guarantors (which may include local counsel and in-house counsel), addressed to the Noteholders, in form and substance reasonably acceptable to the Noteholders.
3.Representations and Warranties. To induce the Noteholders to enter into this Amendment, each of the Company and the Subsidiary Guarantors hereby represents and warrants to the Noteholders that:
(a)    Each of the Company and the Subsidiary Guarantors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiary Guarantors has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Amendment and to perform the provisions hereof and thereof.
(b)    This Amendment has been duly authorized by all necessary corporate action on the part of the Company and the Subsidiary Guarantors, and this Amendment constitutes a legal, valid and binding obligation of the Company and the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    This Amendment and the most recent consolidated financial statements delivered to the holders of the Notes pursuant to Section 7.1(a) and Section 7.1(b) of the Note Agreement (this Amendment and such financial statements delivered to the holders being referred to, collectively, as the “Amendment Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2013, there has been no change in the financial condition, operations, business or properties of the

Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)     All of the most recent consolidated financial statements delivered to the holders of the Notes pursuant to Section 7.1(a) and Section 7.1(b) of the Note Agreement (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates of such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Amendment Disclosure Documents.
(e)     The execution, delivery and performance by the Company and the Subsidiary Guarantors of this Amendment will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment.
(f)     The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the audited balance sheet for the fiscal year ending December 31, 2013 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Note Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
(g)     Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(h)    After giving effect to this Amendment, (i) the representations and warranties contained in Section 5.8, Section 5.9, Section 5.11, Section 5.12 (but excluding Section 5.12(d)), Section 5.16 (but excluding Section 5.16(b) and Section 5.16(d)(iii)) and Section 5.17 of the Note

Agreement are true and correct in all material respects, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date, and (ii) no Default or Event of Default has occurred and is continuing as of the date hereof.
(i)    As of the date hereof, no Subsidiary of the Company has guaranteed or become liable, whether as a borrower, or as an additional or co-borrower or otherwise, for or in respect of any Indebtedness under the Material Credit Facility, other than the Subsidiaries of the Company that have executed this Amendment.
(j)    The Company, its Subsidiaries and, to the knowledge of any of the Company’s officers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions (as defined in the Credit Agreement) in all material respects. None of the Company, any Subsidiary or, to the knowledge of any of the Company’s officers, any of their respective directors, officers or employees or any Person owning, directly or indirectly, 50% or more of the Company or any Subsidiary, is a Sanctioned Person (as such term is defined in the Credit Agreement).
4.Reaffirmations of Guaranty. Each Subsidiary Guarantor consents to the execution and delivery by the Company of this Amendment and jointly and severally ratify and confirm the terms of the Subsidiary Guaranty with respect to the Indebtedness now or hereafter outstanding under the Note Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any Indebtedness of the Company to the Noteholders or any other obligation of the Company, or any actions now or hereafter taken by the Noteholders with respect to any obligation of the Company, the Subsidiary Guaranty (i) is and shall continue to be a primary obligation of the Subsidiary Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Guarantors under the Subsidiary Guaranty.
5.Effect of Amendment. Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Note Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Company to all holders of the Notes. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the holders of the Notes under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement. From and after the date hereof, all references to the Note Agreement shall mean the Note Agreement as modified by this Amendment. This Amendment shall constitute a Note Document for all purposes of the Note Agreement.
6.Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.
8.Costs and Expenses. The Company agrees to pay on demand all costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.
9.Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
10.Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, any other holders of Notes from time to time and their respective successors, successors-in-titles, and assigns.
11.Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
12.Successors; Enforceability. The terms and provisions of this Amendment shall be binding upon the Company, the Guarantors and the Noteholders and their respective successors and assigns, and shall inure to the benefit of the Company, the Guarantors and the Noteholders and the successors and assigns of the Noteholders.
13.Severability. Any provision in this Amendment that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.
14.Release. In further consideration of the execution by the Noteholders of this Amendment, the Company, on behalf of itself and each of its affiliates, and all of the successors and assigns of each of the foregoing (collectively, the “Releasors”), hereby completely, voluntarily, knowingly, and unconditionally releases and forever discharges the Noteholders, each of their advisors, professionals and employees, each affiliate of the foregoing and all of their respective successors and assigns (collectively, the “Releasees”), from any and all claims, actions, suits, and other liabilities, including, without limitation, any so-called “lender liability” claims or defenses (collectively, “Claims”), whether arising in law or in equity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever from time to time occurred on or prior to the date hereof, in any way concerning, relating to, or arising from (i) any of the Releasors in connection with the Note Agreement, the Notes, the Subsidiary Guarantors and other related documents and the transactions contemplated thereby, (ii) the obligations of the Company and the Subsidiary

Guarantors under the Note Agreement, the Notes, the Subsidiary Guaranties and all other related documents, and (iii) the financial condition, business operations, business plans, prospects or creditworthiness of the Company or any affiliate thereof.  The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Company and the Guarantors, by their respective authorized officers as of the day and year first above written.
COMPANY:
C. H. ROBINSON WORLDWIDE, INC.

By: /s/ Troy A. Renner
Name: Troy A. Renner
Title: Treasurer

GUARANTORS:
C. H. ROBINSON COMPANY, as a Guarantor

By: /s/ Ben G. Campbell
Name: Ben G. Campbell
Title: Chief Legal Officer and Secretary

C. H. ROBINSON COMPANY, INC., as a Guarantor

By: /s/ Ben G. Campbell
Name: Ben G. Campbell
Title: Chief Legal Officer and Secretary

1313

NOTEHOLDERS:
THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ Joshua Shipley
Vice President

PRUCO LIFE INSURANCE COMPANY OF
NEW JERSEY

By: /s/ Joshua Shipley
Assistant Vice President

THE GIBRALTAR LIFE INSURANCE CO.
LTD.

By:    Prudential Investment Management Japan
Co., Ltd., as Investment Manager

By:    Prudential Investment Management, Inc.,
as Sub-Adviser

By: /s/ Joshua Shipley
Vice President

PRUDENTIAL RETIREMENT INSURANCE
AND ANNUITY COMPANY
PRUDENTIAL ARIZONA REINSURANCE
UNIVERSAL COMPANY

By:    Prudential Investment Management, Inc.
(as Investment Manager)

By:/s/ Joshua Shipley
Vice President

1414

FARMERS INSURANCE EXCHANGE
MID CENTURY INSURANCE COMPANY
THE LINCOLN NATIONAL LIFE INSURANCE
COMPANY
COMPANION LIFE INSURANCE COMPANY
UNITED OF OMAHA LIFE INSURANCE
COMPANY
THE PENN MUTUAL LIFE INSURANCE
COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By: /s/ Joshua Shipley
Vice President

1515

NEW YORK LIFE INSURANCE COMPANY

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION

By: NYL Investors LLC, its Investment Manager

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Vice President

NEW YORK LIFE INSURANCE AND ANNUITY
CORPORATION INSTITUTIONALLY OWNED
LIFE INSURANCE SEPARATE ACCOUNT (BOLI
30C)

By: NYL Investors LLC, its Investment Manager

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Vice President

1616

METROPOLITAN LIFE INSURANCE COMPANY

By: /s/ John A. Wills
Name: John A. Wills
Title: Managing Director

METLIFE INSURANCE K.K., formerly known as METLIFE ALICO LIFE INSURANCE K.K.

By: MetLife Investment Management, LLC, Its
Investment Manager

By: /s/ C. Scott Inglis
Name: C. Scott Inglis
Title: Managing Director

EMPLOYERS REASSURANCE CORPORATION

By: MetLife Investment Management, LLC, Its
Investment Manager

By: /s/ C. Scott Inglis
Name: C. Scott Inglis
Title: Managing Director

1717